                                   SCHEDULE 14A
                                  (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

     Filed by the Registrant / /
     Filed by a Party other than the Registrant /X/
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                                CONSECO, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                               BOWNE OF DETROIT
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                                 [CONSECO LOGO]

                        11825 NORTH PENNSYLVANIA STREET
                             CARMEL, INDIANA 46032

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 30, 1995

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of the shareholders of Conseco, Inc. (the "Company"), will be held at the Des Moines Marriott, 700 Grand Avenue, Des Moines, Iowa, at 10:00 a.m., local time, on May 30, 1995, for the following purposes:

     1.   To elect three directors for terms ending in 1998;

     2. To approve the Conseco, Inc. Amended and Restated Deferred Compensation Plan; and

     3. To consider such other matters as may properly come before the meeting.

     Holders of record of outstanding shares of the common stock of the Company as of the close of business on April 19, 1995, are entitled to notice of and to vote at the meeting.

     Whether or not you plan to be present at the meeting, please complete, sign and return the enclosed form of proxy. No postage is required to return the form of proxy in the enclosed envelope. The proxies of shareholders who attend the meeting in person may be withdrawn and such shareholders may vote personally at the meeting.

                                        By Order of The Board of Directors

                                        [SIG]

                                        Lawrence W. Inlow, Secretary

April 26, 1995
Carmel, Indiana

                                 [CONSECO LOGO]
                        11825 NORTH PENNSYLVANIA STREET
                             CARMEL, INDIANA 46032

- --------------------------------------------------------------------------------

                                PROXY STATEMENT
- --------------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Conseco, Inc. ("Conseco" or the "Company"), for the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Des Moines Marriott, 700 Grand Avenue, Des Moines, Iowa, on May 30, 1995, at 10:00 a.m., local time. It is expected that this Proxy Statement will be mailed to the shareholders on or about April 26, 1995. Proxies are being solicited principally by mail. Georgeson and Company, Inc. has been engaged to solicit proxies and provide certain investor analysis services for the Company for a fee of $8,000 plus reasonable out-of-pocket expenses. Directors, officers and regular employees of Conseco may also solicit proxies personally by telephone, telegraph or special letter. All expenses incident to the preparation and mailing to the shareholders of the Notice, Proxy Statement and form of proxy are to be paid by Conseco.

     If the enclosed form of proxy is properly executed and returned in time for the meeting, the named proxyholders will vote the shares represented by the proxy in accordance with the instructions marked on the proxy. Proxies returned unmarked will be voted in favor of the proposals referred to in the Notice of Annual Meeting of Shareholders. A shareholder may revoke a proxy at any time before it is exercised by mailing or delivering to Conseco a written notice of revocation or a later-dated proxy, or by attending the meeting and voting in person.

     Only holders of record of Conseco's common stock ("Common Stock") as of the close of business on April 19, 1995, will be entitled to vote at the meeting. On such record date, Conseco had 20,207,979 shares of Common Stock outstanding and entitled to vote. Each share will be entitled to one vote with respect to each matter submitted to a vote at the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum.

     The election of Directors will be determined by the plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the three nominees who receive the greatest number of votes cast for election as Directors will be elected as Directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes"), will not be counted. Action on any matter, other than the election of directors, is approved if the votes cast in favor of the action exceed the votes cast against it. Abstention from voting or broker non-votes will have no effect since such actions do not represent votes cast by shareholders. However, solely for purposes of Section 16 of the Securities Exchange Act of 1934, abstentions will be counted as votes cast against the Conseco, Inc. Amended and Restated Deferred Compensation Plan.

                              SECURITIES OWNERSHIP

OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of April 19, 1995, regarding ownership of the Common Stock (excluding shares held by subsidiaries not entitled to vote) by the only persons known to own beneficially more than five percent thereof, by the Directors individually, by the executive officers named in the Summary Compensation Table on page 11 individually, and by all executive officers and Directors as a group. Where any footnote indicates that shares included in the table are owned by, or jointly with, family members or by an affiliate of such person, the executive officer or Director may be deemed to exercise shared voting and investment power with respect to those shares, unless otherwise indicated. The amounts shown below for the Directors and executive officers do not include (i) stock options which are not exercisable within 60 days of April 19, 1995 providing for the right to purchase an aggregate of 3,769,875 shares of Common Stock and (ii) an aggregate of 660,485 units (each representing one share of Common Stock) under the Amended and Restated Stock Bonus and Deferred Compensation Program (the "Deferred Compensation Program") and the Conseco, Inc. 1994 Stock and Incentive Plan (the "Stock Plan"). See footnote (2) to the Summary Compensation Table and EXECUTIVE COMPENSATION, RELATED PARTY TRANSACTIONS AND OTHER INFORMATION -- Compensation of Directors. The Company's executive officers and Directors do not own any shares of any other class of equity securities of the Company.

                                                                            SHARES OWNED AND
                                                                          NATURE OF OWNERSHIP
                                                                        ------------------------
                         NAME AND ADDRESS(1)                              NUMBER         PERCENT
- ---------------------------------------------------------------------   ----------       -------
Five-Percent Owners:
  Alex. Brown Investment Management..................................    3,903,770(2)      19.3%
     135 East Baltimore Street
     Baltimore, Maryland 21202
Directors and Executive Officers:
  Michael G. Browning................................................      131,780(3)       *
  Ngaire E. Cuneo....................................................       10,775(4)       *
  Rollin M. Dick.....................................................      490,276(5)       2.4
  Louis P. Ferrero...................................................        1,000(6)       *
  Donald F. Gongaware................................................      546,235(7)       2.7
  M. Phil Hathaway...................................................       21,298(8)       *
  Stephen C. Hilbert.................................................      832,930(9)       4.1
  Lawrence W. Inlow..................................................      431,636(10)      2.1
  James D. Massey....................................................        2,000(11)      *
  Dennis E. Murray, Sr. .............................................      276,500(12)      1.4
  All executive officers and Directors as a group (10 persons).......    2,744,430(13)     13.2

- ------------
 (1) Address given for five-percent owners only.

 (2) According to a Schedule 13G dated February 27, 1995, filed with the Securities and Exchange Commission, the holder is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The holder has indicated that it has sole voting power with respect to 541,428 of such shares and has the sole power to direct the disposition of all of such shares.

 (3) Of these shares, 65,690 are owned by Mr. Browning's wife, and 1,000 are subject to options held by Mr. Browning which are exercisable within 60 days. Mr. Browning expressly disclaims beneficial ownership of all shares owned by his wife.

 (4) Of these shares, 5,625 are subject to options held by Ms. Cuneo which are exercisable within 60 days.

 (5) Of these shares, 99,180 are owned by Mr. Dick's wife, 92,831 are owned by a charitable foundation as to which shares he shares voting and investment power, 8,800 are owned by irrevocable trusts as to which Mr. Dick's wife has sole voting and investment power, 65,625 are subject to options held by Mr. Dick which are exercisable within 60 days and 135 are attributable to Mr. Dick's account under the ConsecoSave Plan, a 401(k) savings plan. Mr. Dick expressly disclaims beneficial ownership of all shares owned by his wife, the charitable foundation and the trusts.

 (6) All of these shares are subject to options held by Mr. Ferrero which are exercisable within 60 days.

 (7) Of these shares, 31,000 are owned by Mr. Gongaware's wife, 70,000 are owned by a charitable trust as to which he shares voting and investment power, 18,000 are owned by irrevocable trusts as to which Mr. Gongaware's wife has sole voting and investment power, 135,625 are subject to options held by Mr. Gongaware which are exercisable within 60 days and 135 are attributable to

     Mr. Gongaware's account under the ConsecoSave Plan. Mr. Gongaware expressly disclaims beneficial ownership of all shares owned by his wife and the trusts as to which she has sole voting and investment power.

 (8) Of these shares, 4,000 are owned by Mr. Hathaway's wife, and 1,000 are subject to options held by Mr. Hathaway which are exercisable within 60 days. Mr. Hathaway expressly disclaims beneficial ownership of all shares owned by his wife.

 (9) Of these shares, 205,625 are subject to options held by Mr. Hilbert which are exercisable within 60 days.

(10) Of these shares, 185,625 are subject to options held by Mr. Inlow which are exercisable within 60 days and 135 are attributable to Mr. Inlow's account under the ConsecoSave Plan.

(11) Of these shares, 1,000 are subject to options held by Mr. Massey which are exercisable within 60 days.

(12) Of these shares, 152,125 are owned by retirement plan trusts as to which Mr. Murray shares voting and investment power, and 1,000 are subject to options held by Mr. Murray which are exercisable within 60 days.

(13) Includes 603,125 shares subject to outstanding stock options which are exercisable within 60 days.

  *  Less than 1%

OWNERSHIP OF BANKERS LIFE HOLDING CORPORATION COMMON STOCK

     The following table sets forth information as of April 19, 1995 regarding ownership of the common stock of Bankers Life Holding Corporation ("Bankers Common Stock"), a majority owned subsidiary of Conseco, by the Directors of Conseco individually, by the executive officers named in the Summary Compensation Table on page 11 individually, and by all executive officers and Directors as a group.

                                                                            SHARES OF BANKERS
                                                                           COMMON STOCK OWNED
                                                                              AND NATURE OF
                                                                                OWNERSHIP
                                                                          ---------------------
                                                                          NUMBER        PERCENT
                                                                          -------       -------
Michael G. Browning.....................................................   25,000(1)      *
Ngaire E. Cuneo.........................................................    4,000         *
Rollin M. Dick..........................................................   28,500(2)      *
Louis P. Ferrero........................................................       --        --
Donald F. Gongaware.....................................................   10,000         *
M. Phil Hathaway........................................................       --        --
Stephen C. Hilbert......................................................  200,000         *
Lawrence W. Inlow.......................................................       --        --
James D. Massey.........................................................       --        --
Dennis E. Murray, Sr. ..................................................    1,500(3)      *
All executive officers and Directors as a group (10 persons)............  269,000         *

- ------------
(1) Of these shares, 9,000 are owned by Mr. Browning's wife. Mr. Browning expressly disclaims beneficial ownership of all shares owned by his wife.

(2) These shares are owned by Mr. Dick's wife. Mr. Dick expressly disclaims ownership of such shares.

(3) This amount includes 1,000 shares owned by Mr. Murray's wife. Mr. Murray expressly disclaims beneficial ownership of all shares owned by his wife.

 *  Less than 1%.

                         BOARD MEETINGS AND COMMITTEES

     During 1994, the Board of Directors held seven meetings. All Directors attended at least 75% of the aggregate meetings of the Board and the committees on which they served.

     The Board has a Compensation Committee which held two meetings during 1994. The Compensation Committee reviews and approves compensation plans in which the Company's officers and directors are entitled to participate, the terms of employment contracts with the Company's executive officers and the annual cash bonuses paid to the Company's executive vice presidents. The Compensation Committee also administers the Company's stock option and other incentive plans. The Board also has an Audit Committee which held three meetings in 1994. The Audit Committee oversees the Company's accounting and financial reporting activities, including meeting with the Company's independent auditors and its Chief Financial Officer to review the scope, cost and results of the independent audit and to review internal accounting controls, policies and procedures. The Board selects the independent auditors, upon recommendation of the Audit Committee. The members of these committees are identified in the table below. See ELECTION OF DIRECTORS below.

     The Board of Directors does not have a nominating committee. The Board reviews and approves all nominees for Directors and will consider candidates whose names are submitted in writing by shareholders. See SHAREHOLDER PROPOSALS below.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's Directors and executive officers, and each person who is the beneficial owner of more than ten percent of the Company's outstanding equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Specific due dates for these reports have been established by the SEC, and the Company is required to disclose in this Proxy Statement any failure by such persons to file such reports for fiscal year 1994 by the prescribed dates. Officers, Directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all reports filed with the SEC pursuant to Section 16(a) of the 1934 Act. To the Company's knowledge, based solely on review of the copies of reports furnished to the Company and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the 1934 Act applicable to the Company's officers, Directors and greater than ten percent beneficial owners were made for the year ended December 31, 1994, except for (i) the filing of two late reports by Arthur M. Gerber (after his retirement from the Board of Directors) relating to the sale in two separate transactions of an aggregate of 800 shares of Common Stock, and (ii) the filing of two late reports by Walter T. Kirkbride (after his resignation as an officer of the Company) relating to a total of four transactions involving the grant, exercise and termination of various stock options and the termination of stock units which had not vested at the date of his resignation.

                             ELECTION OF DIRECTORS

     The Board of Directors consists of nine members, divided into three classes containing three members each. The three Directors elected at the 1995 annual meeting will be elected to serve a term of three years expiring in 1998 or will serve until their successors are duly elected and qualified. One of the current Directors, Michael G. Browning, whose term expires at the 1995 annual meeting, is retiring as a Director and is not a nominee for re-election. Another current Director, Ngaire E. Cuneo, who was elected last year to a two-year term, has consented to be a nominee again this year to replace Mr. Browning in the class of Directors whose term will expire in 1998. This allows the Company additional time to find a qualified candidate to join the class of Directors to be elected by the shareholders at the 1996 annual meeting for a three-year term expiring in 1999.

     Unless authority is specifically withheld, the shares represented by the enclosed form of proxy will be voted in favor of all nominees. Should any of the nominees become unable to accept election, the persons named in the proxy will exercise their voting power in favor of such person or persons as the management of Conseco may recommend. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The Board of Directors knows of no reason why any of its nominees would be unable to accept election.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

     The following information regarding each person nominated for election as Director, and each person whose term will continue after the meeting, includes such person's age, positions with Conseco, principal occupation and business experience for the last five years, and tenure as a Director of Conseco:

                                      DIRECTOR       POSITIONS WITH CONSECO, PRINCIPAL        TERM
           NAME AND AGE                SINCE        OCCUPATION AND BUSINESS EXPERIENCE      EXPIRING
- -----------------------------------   --------    ---------------------------------------   --------
Nominees for Election as Directors:

Stephen C. Hilbert, 49.............     1979      Since 1979, Chairman of the Board and       1998
                                                    Chief Executive Officer, and since
                                                    1988, President of Conseco. Also a
                                                    Director of CCP Insurance, Inc.,
                                                    Bankers Life Holding Corporation, The
                                                    Statesman Group, Inc. and American
                                                    Life Holding Company.
Ngaire E. Cuneo, 44................     1994      Since 1992, Executive Vice President of     1998
                                                    Corporate Development of Conseco.
                                                    From 1986 to 1992, Senior Vice
                                                    President and Corporate Officer of
                                                    General Electric Capital Corporation.
                                                    Also a Director of Bankers Life
                                                    Holding Corporation, The Statesman
                                                    Group, Inc. and American Life Holding
                                                    Company.
M. Phil Hathaway, 65(1), (2).......     1984      Retired. Formerly, Treasurer of Cook        1998
                                                    Group, Inc. (medical equipment,
                                                    property and casualty insurance, and
                                                    real estate development operations).

                                      DIRECTOR       POSITIONS WITH CONSECO, PRINCIPAL        TERM
           NAME AND AGE                SINCE        OCCUPATION AND BUSINESS EXPERIENCE      EXPIRING
- -----------------------------------   --------    ---------------------------------------   --------
Directors Whose Terms of Office
  Will Continue After the Meeting:

Louis P. Ferrero, 52(1), (2),
  (3)..............................     1988      Chairman of the Board and Chief             1996
                                                    Executive Officer of Anacomp, Inc.
                                                    (computer-based information storage
                                                    and management).
Donald F. Gongaware, 59............     1985      Since 1985, Executive Vice President of     1996
                                                    Conseco. Also a Director of CCP
                                                    Insurance, Inc., Bankers Life Holding
                                                    Corporation, The Statesman Group,
                                                    Inc. and American Life Holding
                                                    Company.
Rollin M. Dick, 63.................     1986      Since 1986, Executive Vice President        1997
                                                    and Chief Financial Officer of Conseco.
                                                    Also a Director of CCP Insurance,
                                                    Inc., Bankers Life Holding
                                                    Corporation, The Statesman Group,
                                                    Inc., American Life Holding Company,
                                                    General Acceptance Corporation and
                                                    Wholesale Cellular USA, Inc.
James D. Massey, 60(1), (2)........     1994      Retired. From 1986 to June 1992             1997
                                                    President and Deputy Chief Executive
                                                    Officer of Merchants National Corp.
                                                    and Chairman, President and Chief
                                                    Executive Officer of Merchants
                                                    National Bank (banking).
Dennis E. Murray, Sr., 55(1),
  (2)..............................     1994      Since 1964, partner and or principal of     1997
                                                    the Ohio law firm of Murray & Murray
                                                    Co., L.P.A. and its predecessor.

- ------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

(3) On March 7, 1991, in response to a complaint filed by the SEC in the United States District Court in Indianapolis, Indiana, against Mr. Ferrero and three other individuals, Mr. Ferrero, without admitting or denying the allegations made in the complaint, consented to the entry of a judgment permanently enjoining him from engaging in transactions, acts, practices or courses of business which would constitute violations of Section 17(a) of the Securities Act of 1933, as amended, or Sections 10(b) or 14(e) of the 1934 Act or Rules 10b-5 or 14e-3 thereunder, and requiring him to pay a civil penalty of $277,750. The amount of the penalty represented alleged profits realized and losses avoided in securities trading by the other defendants, for whom Mr. Ferrero was allegedly a source of material nonpublic information concerning a pending transaction involving Anacomp, Inc. It was not alleged that Mr. Ferrero or any member of his family used the information to profit from securities trading in any of their own accounts.

Company's long-term growth and profitability. Options have been granted annually to the Company's officers below the EVP level, based on a formula which relates the value of the options granted to a percentage of the recipient's annual cash compensation. Options have been granted on a less-frequent basis to the Named Officers as a reward for contributing to the achievement of a specific project or transaction or exceptional performance relative to targeted profit goals, or as an incentive to future growth and profitability.

     In February 1994, the Compensation Committee approved a program to induce the CEO and four of the EVPs, at such time, to exercise outstanding vested stock options held by them to purchase approximately 3.6 million shares of the Common Stock. Such program did not involve any amendments to the stock options. Because the options were exercised at this time, the Company was able to realize a tax deduction to offset taxable income of the Company, including the gain resulting from the sale in February 1994 by the Company of 60 percent of its interest in Western National Corporation and the subsequent sale in December 1994 by the Company of its remaining 40 percent interest in Western National Corporation. The Company withheld shares to cover federal and state taxes owed by the executives as a result of the exercise transaction. In order to cover a portion of such federal and state taxes, the Company used the cash it would have otherwise been required to use to pay taxes on the gain from the sale of the Company's interest in Western National Corporation. The withholding of the shares also allowed the Company to reduce the number of shares that would have otherwise been outstanding. Net of withheld shares, the Company issued approximately 1.8 million shares of common stock to the executives. As part of the inducement to exercise the options, the Compensation Committee also granted new options to the executive officers under the Stock Plan equal to the number of shares withheld for taxes and exercise prices from this exercise program and other exercises of options by them in 1993. These so-called "re-load" options were designed so that the affected executives had the same percentage interest in the Company's fully diluted shares prior to and after the early exercise of the options and, because of the three-to-five-year vesting schedule placed on the "re-load" options, to act as a material inducement for them to remain with the Company.

     The Named Officers were also granted options in 1994 beyond the "re-load" options. The number of options granted to the Named Officers in 1994 was intended to give them, in conjunction with the options already held by each of them, a material incentive to further enhance the Company's stock price from its level at the time of the grant, as well as a material inducement for them to remain with the Company, in light of the three-to-five-year vesting schedule.

     The number of options granted to the CEO and the EVPs is not based on a formula such as the one which is used to determine the number of options granted to the other officers of the Company. The Compensation Committee determined the number of options granted to the CEO and the EVPs in February 1994 based on the recommendation of the CEO. In deciding to adopt the CEO's recommendation, the Compensation Committee considered the Company's performance during 1993 and early 1994 including the achievement of record operating earnings during 1993; the initial public offering of Western National Corporation in February 1994; and the formation of Partnership II. The Compensation Committee considered the significant increase in the market capitalization of Conseco that had been realized during the period since the first grant of the options which were exercised in February 1994. The Compensation Committee believes the options previously granted provided appropriate incentives to the CEO and the EVPs to make significant contributions to such increase in market value. The Compensation Committee desired to continue such incentives.

     For 1994 and future years, the CEO, EVPs and outside Directors are eligible to receive annual stock unit awards under the Stock Plan. The total amount awarded by the Company in any year, together with all prior stock unit awards under the Stock Plan and all similar awards under the Deferred Compensation Program since January 1, 1989, may not exceed the Company's consolidated total net gains from the sale of investments since January 1, 1989. The Company's total award for a year is allocated pro rata among the participants based on their relative salary, fee and bonus compensation for the year. However, the amount awarded to a participant in any year may not exceed the greater of $15,000 or 10% of his or her salary and bonus compensation for such year, unless the Company's earnings per share from operations for such year exceed 110% of its earnings per share from operations for the preceding year, in which case the amount awarded may not exceed the greater of $30,000 or 20% of the participant's salary, fee and bonus compensation

PERFORMANCE GRAPH

     The Performance Graph compares the Company's cumulative total shareholder return on its Common Stock for a five year period (December 31, 1989 to December 31, 1994) with the cumulative total return of the Standard & Poor's 500 Stock Index and the Dow Jones Life Insurance Index. The comparison for each of the periods assumes that $100 was invested on December 31, 1989 in each of the Common Stock, the stocks included in the S&P 500 Index and the stocks included in the Dow Jones Life Insurance Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
        AMONG CONSECO, S&P 500 INDEX AND DOW JONES LIFE INSURANCE INDEX


      MEASUREMENT PERIOD                                           DJ LIFE
    (FISCAL YEAR COVERED)        CONSECO, INC.   S&P 500 INDEX  INSURANCE INDEX
1989                                       100             100              100
1990                                       105              97               85
1991                                       462             126              127
1992                                       696             136              166
1993                                       835             150              165
1994                                       655             152              148
FIVE-YEAR AVERAGE
 ANNUAL TOTAL RETURN                     45.6%            8.7%             8.2%

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Stephen C. Hilbert, the Chairman of the Board, President and Chief Executive Officer of the Company, and the other four most highly compensated executive officers of the Company in 1994 (the "Named Officers").

                                   ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                            ---------------------------------  -----------------------------------------------
                                                                              AWARDS                 PAYOUTS
                                                                ----------------------------------  ----------
                                                                                   NUMBER OF
                                                                RESTRICTED   SECURITIES UNDERLYING
 NAME AND PRINCIPAL                                               STOCK          OPTIONS/SARs           LTIP         ALL OTHER
       POSITION      YEAR    SALARY       BONUS      OTHER(1)   AWARDS(2)       (IN SHARES)(3)        PAYOUTS     COMPENSATION(4)
- -------------------- ----   --------   -----------   --------   ----------   ---------------------   ----------   ---------------
Stephen C.
  Hilbert........... 1994   $250,000   $ 9,481,116   $166,649   $  768,371         1,422,000         $       --       $ 4,134
Chairman of the
  Board,             1993    250,000    14,107,372    152,103    2,244,645           250,000                 --         4,011
  President and      1992    250,000     8,287,674    186,886    2,413,657                --                 --         3,684
  Chief Executive
  Officer
Ngaire E.
  Cuneo(5).......... 1994    250,000     2,504,608                 217,506           150,000                 --           752
Executive Vice
  President,         1993    250,000     3,750,000                 784,021           100,000                 --        38,899
  Corporate
  Development        1992     91,346       283,654                  73,503            50,000                 --         9,091
Rollin M. Dick...... 1994    250,000     2,504,608                 217,506           422,000                 --        11,057
Executive Vice
  President and      1993    250,000     3,750,000                 625,363           100,000                 --        12,905
  Chief Financial
  Officer            1992    250,000     1,750,000                 565,415                --          2,652,722         6,792
Donald F.
  Gongaware......... 1994    250,000     2,504,608                 217,506           382,000                 --         9,170
Executive Vice
  President and      1993    250,000     3,750,000                 625,363           100,000                 --        10,282
  Chief Operations
  Officer            1992    250,000     1,750,000                 565,415                --                 --         5,010
Lawrence W. Inlow... 1994    250,000     2,504,608                 217,506           322,000                 --         4,332
Executive Vice
  President and      1993    250,000     3,750,000                 625,363           100,000                 --         5,775
  General Counsel    1992    250,000     1,450,000                 480,603                --                 --         1,147

- ------------

(1) Amounts for 1994, 1993 and 1992 include $116,470, $120,429 and $162,450, respectively, which represent imputed interest on a $1.9 million interest-free loan made to Mr. Hilbert in 1988. The other Named Officers did not have other annual compensation for 1994, 1993 or 1992 which is required to be listed under SEC rules concerning executive officer and director compensation disclosure.

(2) The amounts shown for 1994 in this column represent the market value of stock units awarded for 1994 under the Stock Plan at March 31, 1995. For the four-year period ended December 31, 1994, the provisional awards for 1991, 1992 and 1993 were converted to units representing shares of Common Stock based on a formula which utilized the average market prices of the Common Stock for the applicable periods. Such average market prices resulted in increases or decreases in the market value of the provisional awards upon conversion to stock units at February 3, 1995. The stock units awarded at February 3, 1995 resulting from such conversions were valued using the closing price of a share of Common Stock on the NYSE of $47.00 at such date. Accordingly, for the years indicated, the following positive (negative) adjustments were made to the amounts of the provisional awards previously disclosed for the Named Officers: Mr. Hilbert for 1991 -- $1,553,964, 1992 -- $706,122 and 1993 -- $(626,829); Ms. Cuneo for 1992 -- $(1,497) and 1993
    -- $(15,979); Mr. Dick for 1991 -- $319,934, 1992 -- $165,415 and 1993 --
    $(174,637); Mr. Gongaware for 1991 -- $319,934, 1992 -- $165,415 and 1993 --
    $(174,637); and Mr. Inlow for 1991 -- $289,456, 1992 -- $140,603 and 1993 --
    $(174,637). Such amounts for 1991 are not disclosed in the Summary Compensation Table because the table does not include 1991 compensation information. Dividends are paid on the stock units. The table below shows the aggregate holdings of stock units as if outstanding on December 31, 1994, the aggregate value of such stock units as of December 31, 1994 for each Named Officer and the number of such stock units vested (although in each case the distribution of the Common Stock represented by such units has been deferred at the election of the Named Officer).

                                                                        AGGREGATE
                                                                        UNITS IN        AGGREGATE
                                                                      PARTICIPANT'S      VALUE AT       VESTED
                                                                         ACCOUNT         12/31/94        UNITS
                                                                      -------------     ----------     ---------
            Stephen C. Hilbert......................................    371,771.0      $16,032,624     126,204.1
            Ngaire E. Cuneo.........................................     23,699.8        1,022,054            --
            Rollin M. Dick..........................................     42,375.8        1,827,456      42,375.8
            Donald F. Gongaware.....................................    101,100.2        4,359,946      33,688.8
            Lawrence W. Inlow.......................................     85,605.6        3,691,742      25,914.3

        All of the stock units awarded to Mr. Gongaware will vest on December 20, 1995 upon his attainment of age 60 conditioned upon continued employment with the Company. Stock units previously awarded to Messrs. Hilbert and Inlow and Ms. Cuneo will vest in the next three years as follows (conditioned upon continued employment with the Company):

                                                                          12/31/95     12/31/96     12/31/97
                                                                          --------     --------     --------
            Stephen C. Hilbert..........................................  72,419.4     54,765.2     51,354.4
            Ngaire E. Cuneo.............................................       --           --       1,563.9
            Lawrence W. Inlow...........................................  20,504.2     10,201.2     10,225.6

(3) No stock appreciation rights have been granted under the Company's Stock Option Plan or the Stock Plan.

(4) For 1994, the amounts reported in this column represent amounts paid for the Named Officers for individual and group life insurance premiums and the employer contribution under the ConsecoSave 401(k) Plan. The table below shows such amounts for each Named Officer. The life insurance premiums shown for Mr. Hilbert represent reportable income related to a split-dollar life insurance policy.

                                                              LIFE INSURANCE         GROUP LIFE
                                                                 PREMIUMS            INSURANCE        401(K) CONTRIBUTION
                                                             -----------------     --------------     -------------------
            Stephen C. Hilbert.............................       $ 3,960               $174                $    --
            Ngaire E. Cuneo................................           650                102                     --
            Rollin M. Dick.................................         7,355                702                  3,000
            Donald F. Gongaware............................         5,720                450                  3,000
            Lawrence W. Inlow..............................         1,230                102                  3,000

(5) Ms. Cuneo joined the Company in September 1992.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Hilbert is employed pursuant to an employment agreement dated January 1, 1987 which provides for an annual base salary of $250,000, an annual bonus equal to 3% of Conseco's annual pre-tax net profits, and certain insurance and other fringe benefits. This agreement renews annually for a five-year period, unless either party notifies the other, in which case the agreement expires five years from the last renewal date. In February 1988, as a reward for extraordinary efforts in accomplishing the acquisition of Western National Life Insurance Company in 1987, in recognition of enhanced responsibilities as a result of such acquisition, and in consideration of his agreeing to enter into a covenant not to compete with the Company, the Company made a $1,900,000 interest-free loan to Mr. Hilbert. See Certain Relationships and Related Transactions.

     Effective July 1, 1991, the Company entered into employment agreements with Messrs. Dick, Gongaware and Inlow for terms ending December 31, 1996, and, effective September 1, 1992, the Company entered into an employment agreement with Ms. Cuneo for a term ending December 31, 1997. Each employment agreement provides for a minimum annual salary of $250,000, annual bonuses in the discretion of the Board of Directors, and certain insurance and other fringe benefits.

     Each of the employment agreements described above includes provisions pursuant to which the employee may elect to receive, in the event of a termination of the agreement following a change in control of the Company (a "Control Termination"), a severance allowance equal to 60 months of his or her monthly rate of salary, bonus and other benefits. For such purposes a Control Termination includes a termination by the employee if his or her duties or responsibilities are changed following a change in control. The employee also may elect to have the Company purchase all Company stock and all options to purchase Company stock, without deduction of the applicable exercise prices, held by such person at a price per share equal to the highest market price in the preceding six months.

     As defined in the employment agreement for Mr. Hilbert, "change in control" means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act. A "change in control" shall be deemed to have occurred if and when:
(i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or (ii) individuals who were members of the Board of Directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board of Directors following such election. The employment agreements for the remaining Named Officers contain the same "change in control" definition except no change in control shall have occurred pursuant to: (i) a Rule 13e-3 transaction under the 1934 Act; or (ii) any person becoming, with the approval of the Board of Directors of the Company, the beneficial owner of 25% or more but less than 50% of the combined voting power of the Company's then outstanding securities entitled to vote with respect to the election of the Company's Board of Directors and such person's ownership is for investment purposes.

     See the discussion under the table headed Option Grants in 1994 concerning change in control provisions related to stock options. The stock units disclosed in footnote (2) to the Summary Compensation Table must be paid out following a change in control. For stock units under the Stock Plan, the definition of change in control is the same as that disclosed below for the options granted in 1994. For stock units awarded under the Deferred Compensation Program, a change in control will be deemed to have occurred if: (i) any "person," including a "group" as determined in accordance with Section 13(d)(3) of the 1934 Act, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; (ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company; (iii) the Company is merged or consolidated with another corporation and, as a result of the merger or consolidation, less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned, in the aggregate, by the former stockholders of the Company, other than (a) affiliates within the meaning of the 1934 Act or (b) any party to the merger or consolidation; (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding voting securities; or (v) the Company transfers substantially all of its assets to another corporation which is not a wholly owned subsidiary of the Company.

STOCK OPTIONS

     The following table sets forth certain information concerning the exercise in 1994 of options to purchase Common Stock by the five Named Officers and the unexercised options to purchase Common Stock held by such individuals at December 31, 1994.

         AGGREGATED OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS (IN SHARES) AT        IN-THE-MONEY OPTIONS AT
                            NUMBER OF                          DECEMBER 31, 1994           DECEMBER 31, 1994(2)
                         SHARES ACQUIRED      VALUE       ---------------------------   ---------------------------
         NAME              ON EXERCISE     REALIZED(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -----------------------  ---------------   ------------   -----------   -------------   -----------   -------------
Stephen C. Hilbert.....      1,942,000     $106,970,930       203,750     1,868,250     $ 7,375,000    $ 7,375,000
Ngaire E. Cuneo........             --               --         3,750       296,250              --        887,500
Rollin M. Dick.........        485,000       26,711,092        63,750       578,250       2,212,500      2,212,500
Donald F. Gongaware....        460,000       25,303,124       133,750       538,250       5,016,875      2,212,500
Lawrence W. Inlow......        340,000       18,558,750       183,750       478,250       7,042,500      2,212,500

- ------------

(1) The value realized equals the aggregate amount of the excess of the fair market value on the date of exercise of $59.25 (the closing sale price of the Common Stock as reported by the NYSE for the exercise date) over the relevant exercise prices which ranged from $2.875 to $6.25 per share, the market value on the date the options were originally granted. The options exercised were granted from 1987 to 1990.

(2) The value is calculated based on the aggregate amount of the excess of $43.125 (the closing sale price of the Common Stock as reported by the NYSE for December 31, 1994) over the relevant exercise prices.

     The following table sets forth certain information concerning options to purchase Common Stock granted in 1994 to the five Named Officers.

                             OPTION GRANTS IN 1994

                                     INDIVIDUAL GRANTS
- --------------------------------------------------------------------------------------------
                                                    % OF TOTAL
                                     NUMBER OF    OPTIONS GRANTED    PER SHARE
                                      OPTIONS      TO EMPLOYEES      EXERCISE     EXPIRATION       GRANT DATE
               NAME                  GRANTED(1)       IN 1994        PRICE(2)        DATE       PRESENT VALUE(3)
- ----------------------------------   ---------    ---------------    ---------    ----------    ----------------
Stephen C. Hilbert................   1,172,000(4)       37.0%         $ 59.25       2/16/04       $ 24,944,000
                                       250,000           7.9            59.25       2/16/04          5,320,000
Ngaire E. Cuneo...................     150,000           4.7            59.25       2/16/04          3,192,000
Rollin M. Dick....................     272,000(4)        8.6            59.25       2/16/04          5,789,000
                                       150,000           4.7            59.25       2/16/04          3,192,000
Donald F. Gongaware...............     232,000(4)        7.4            59.25       2/16/04          4,938,000
                                       150,000           4.7            59.25       2/16/04          3,192,000
Lawrence W. Inlow.................     172,000(4)        5.4            59.25       2/16/04          3,661,000
                                       150,000           4.7            59.25       2/16/04          3,192,000

- ------------

(1) The options reported in this table are non-qualified stock options which vest over a five year period, with 25% of such shares becoming exercisable on the third and fourth anniversaries of the date of grant and an additional 50% of such shares becoming exercisable on the fifth anniversary of the date of grant.

(2) Exercise price is the closing sale price as reported by the NYSE for the date of grant.

(3) Valued using a modified Black-Scholes option pricing model. The exercise price of each option is equal to the fair market value of the underlying Common Stock on the date of grant. The assumptions used in the model were:
    51.1% volatility (which was the volatility of the Common Stock for the 36 month period preceding the date of grant); a 5.6% risk-free rate of return (which was the yield as of the date of grant on a U.S. Strip Treasury zero-coupon bond expiring in February 1999); a .84% dividend yield (which was the dividend yield on the date of grant); and a five-year average life for the options (which was the approximate average life of all previously issued options that became vested prior to April 14, 1995). A discount of 25% was applied to the option value yielded by the model to reflect the non-transferability and the possibility of forfeiture of employee options. The Company's use of this model does not constitute an acknowledgement that the resulting values are accurate or reasonable. The actual gain executives will realize on the options will depend on the future price of the Common Stock and cannot be accurately forecasted by application of an option pricing model.

(4) These options were granted to restore, or "reload," options originally granted and reported in 1987 to 1990. Under the restoration feature, options are granted to replace shares used in satisfaction of (i) the purchase price of shares being acquired through the exercise of a stock option or (ii) tax withholding obligations. Because restored options are granted at an exercise price which is equal to the market price of the Common Stock on the day of grant, their exercise price is higher than the exercise price of the original grant. Restored options are exercisable only after a three-to-five year vesting period. These reload options were used, as described more fully in the Report of the Compensation Committee on Executive Compensation, to encourage the executives to exercise the options prior to their expiration date. The reload options were designed so that the affected executives had the same percentage interest in the Company's fully diluted shares, and therefore the same opportunity for long-term benefit from an increase in market value of the Common Stock, prior to and after the early exercise of the options.

     The options granted in 1994 were under the Stock Plan. All outstanding options under the Stock Plan immediately vest and become exercisable or satisfiable upon the occurrence of a Change of Control. The Compensation Committee, in its discretion, may determine that upon the occurrence of such a transaction, each option outstanding shall terminate within a specified number of days after notice to the holder thereof, and such holder shall receive, with respect to each share of Common Stock subject to such option, cash in an amount equal to the excess of: (i) the higher of (x) the Fair Market Value (as defined in the Stock Plan) of such shares of Common Stock immediately prior to the occurrence of such transaction or (y) the value of the consideration to be received in such transaction for one share of Common Stock; over (ii) the price per share, if applicable, of Common Stock set forth in such option. If the consideration offered to shareholders of the Company in any transaction described in this paragraph consists of anything other than cash, the Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash. These provisions will not terminate any rights of a holder to further payments pursuant to any agreement between the Company and such holder following a Change of Control. A "Change of Control" of the Company is deemed to occur under the Stock Plan if: (i) any person, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's outstanding securities then entitled to vote for the election of directors; or (ii) as the result of a tender offer, merger, consolidation, sale of assets, or contest for election of directors, or any combination of the foregoing transactions or events, individuals who where members of the Board of Directors of the Company immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event. However, no Change of Control shall be deemed to have occurred if and when either: (i) any such change is the result of a transaction which constitutes a "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated under the 1934 Act; or (ii) any such person becomes, with the approval of the Board of Directors of the Company, the beneficial owner of securities of the Company representing 25% or more but less that 50% of the combined voting power of the Company's then outstanding securities entitled to vote with respect to the election of its Board of Directors and in connection therewith represents, and at all times continues to represent, in a filing, as amended, with the Securities and Exchange Commission on Schedule 13D or Schedule 13G (or any successor Schedule thereto) that "such person has acquired such securities for investment and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect," or words of comparable meaning and import.

     In the event of a Control Termination of the employment agreement of a Named Officer (see Employment Contracts and Change-in-Control Arrangements) each Named Officer may elect, within sixty (60) days after such Control Termination, to receive a lump sum payment from the Company in return for surrender by the Named Officer of all or any portion of the options then outstanding held by the Named Officer to purchase shares of Common Stock ("Unexercised Options"). Unexercised Options include all outstanding options whether or not then exercisable. For each Unexercised Option to purchase one share of common stock, the Company must pay to the Named Officer an amount equal to the highest per share fair market value of the Common Stock on any day during the period beginning six (6) months prior to the date of the Named Officer's election pursuant to his or her employment agreement. To compensate the Named Officer for loss of the potential future speculative value of the Unexercised Options, no deduction may be made for the exercise price per share for each Unexercised Option from the amount to be received by the Named Officer.

COMPENSATION OF DIRECTORS

     Directors who are not also employees of Conseco are entitled to receive an annual fee of $25,000, a fee of $500 for each Board or committee meeting they attend, and an annual fee of $3,000 for serving as chairman of a Board committee. For 1993 and prior years, the Directors were eligible to participate in and receive annual awards of up to $30,000 under the Deferred Compensation Program. Beginning in 1994, the Directors were eligible to participate in and receive similar annual awards under the Stock Plan and received under such plan options to purchase 5,000 shares of Common Stock on the date of the 1994 annual meeting of shareholders at a price equal to the market price of the Common Stock on the date of grant. Additional options to purchase 5,000 shares of Common Stock will be granted on the date of each annual meeting. Awards under the Deferred Compensation Program for 1991, 1992 and 1993 were converted to units representing shares of Common Stock based on a formula which utilizes the average market prices of the Common Stock for the applicable periods. Based upon such conversion Messrs. Browning, Ferrero and Hathaway received stock units of 3,275.3, 3,187.3 and 3,018.3, respectively, having market values of $153,939, $149,803 and $141,860, respectively, on the date of grant, February 3, 1995. Additionally, five separate awards of 297 stock units under the Stock Plan for services rendered in 1994 were made to Messrs. Browning, Ferrero, Hathaway, Massey and Murray each having a market value of $11,843 based upon the March 31, 1995 (the date of award) closing price of the Common Stock on the NYSE ($39.875). All such stock unit awards vest (assuming the Director continues in office) upon the earlier of
(i) the Director attaining the age of 60; (ii) the total and permanent disability of the Director; (iii) the death of the Director; (iv) the occurrence of a Change of Control (see the definition at page 15 applicable to the Stock
Plan); or (v) the fifth anniversary of the end of the fiscal year for which the award was made.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The current members of the Compensation Committee are Messrs. Browning, Ferrero, Hathaway, Massey and Murray. Messrs. Browning, Ferrero and Hathaway served on the Compensation Committee throughout 1994 and Messrs. Massey and Murray were appointed to the Compensation Committee in June 1994 after their election to the Board. Arthur M. Gerber, a retired director of the Company, served on the Compensation Committee until his retirement on March 31, 1994. Mr. Browning served as the Chairman of the Compensation Committee.

     In January 1994, Messrs. Browning, Ferrero and Murray made personal commitments to invest in Conseco Capital Partners II, L.P. ("Partnership II"), the Delaware limited partnership organized by the Company as its second acquisition fund to invest in privately-negotiated acquisitions of annuity, life and accident and health insurance companies. All of the Named Officers also made personal commitments to invest in Partnership II. See Certain Relationships and Related Transactions.

     Mr. Browning is the President and sole stockholder of Browning Investments, Inc. and Carmel Drive Realty, Inc., and he is the majority stockholder of Browning Construction, Inc. From October 1990 through December 30, 1994, Mr. Browning was President of Browning Real Estate, Inc. Browning Real Estate, Inc. is the general partner of Browning Real Estate Partnership, L.P. ("BRP"). BRP is, and Mr. Browning was formerly, the general partner of Meridian Mile Associates, L.P. Mr. Browning is the general partner of Pierson Street Associates, L.P. ("PSA").

     Bankers National Life Insurance Company ("Bankers National"), a wholly owned subsidiary of the Company, is the successor by merger to Lincoln Income Life Insurance Company ("Lincoln Income"), which also was a wholly owned subsidiary of the Company prior to December 31, 1992, the effective date of the merger.

     On September 9, 1988, Lincoln Income made a loan in the amount of $9,000,000 to PSA, an Indiana limited partnership which owns two office buildings located in downtown Indianapolis, Indiana (the "PSA Loan"). The PSA Loan was repayable in nine equal annual installments of $1,000,000 each, together with accrued interest payable semiannually on the unpaid balance at the rate of 1% over the prime rate, adjusted daily, of NBD Bank, N.A. (formerly INB National Bank) ("NBD Prime"). The entire balance of unpaid principal and interest was due August 1, 1997. The PSA Loan was secured by the pledge of Mr. Browning's 42% economic interest in PSA as its general partner and by his personal unconditional guaranty.

     On August 31, 1989, Lincoln Income accepted the personal promissory note of Mr. Browning in the principal amount of $8,000,000 (the "Browning Note") as payment in full of the $8,000,000 balance of the PSA Loan. The Browning Note, with interest at 1% per annum over NBD Prime, adjusted daily, was due and payable in full on December 29, 1989. Effective January 1, 1990, Lincoln Income accepted a second promissory note of Mr. Browning in the principal amount of $8,000,000 (the "Amended Browning Note") in return for cancellation of the Browning Note. The principal of the Amended Browning Note is payable in eight equal annual installments due June 30 of each year commencing in 1990, and accrued interest of 1% per annum over NBD Prime, adjusted daily, is payable semiannually. Payment of the Amended Browning Note was secured by a pledge of securities owned by Mr. Browning having an estimated value of more than $9,500,000. Since January 1, 1993, Mr. Browning has made principal payments of $6,000,000 on the Amended Browning Note and Bankers National has released a portion of the collateral held as security. The Amended Browning Note was purchased by Conseco from Bankers National in January 1993 for an amount equal to the outstanding principal balance plus accrued interest. As of April 1, 1995, the remaining principal balance of the Amended Browning Note was $2 million, and the securities still held as collateral had an estimated value of approximately $2.8 million.

     On January 7, 1994, Bankers National purchased for $1,065,870 a 7.3-acre tract of land in the Meridian Technology Center adjacent to the Company's office complex in Carmel, Indiana (the "Conseco Complex") from two unaffiliated sellers. The purchase agreement had been negotiated by Carmel Drive Realty, Inc. and assigned to Bankers National. Browning Investments, Inc. received a commission of $31,976 from the seller in connection with such purchase. On January 7, 1994, Bankers National also purchased for $248,000 a 1.6-acre tract of land, which is adjacent to the 7.3-acre parcel and the Conseco Complex, from Meridian Mile Associates, L.P. Browning Investments, Inc. received a brokerage fee of $14,880 from the seller in connection with this transaction. On January 7, 1994, Bankers National entered into a Development Agreement with Browning Investments, Inc. pursuant to which Browning Investments, Inc. has agreed to direct and coordinate the future development of 63 acres in the Conseco Complex, including the two parcels described in this paragraph. Browning Investments, Inc. received a fee of $75,000 for agreeing to provide such services.

     On February 7, 1994, the Company entered into a Construction Agreement with Browning Construction, Inc. for expansion of the Company's aircraft hangar facilities at the Indianapolis International Airport. During 1994, the Company paid $1,964,148 to Browning Construction, Inc. under that agreement.

     Bankers National paid $11,913 to Browning Construction, Inc. in 1994 for building repairs and $29,119 for zoning and development activities for the Conseco Complex. On September 30, 1994, Bankers National entered into a Construction Agreement with Browning Construction, Inc. for construction activities on the Conseco Complex. Bankers National paid $1,535,700 to Browning Construction, Inc. through April 3, 1995 pursuant to such contract.

     The Company paid $256,955 to Anacomp, Inc. in 1994 for microfiche and related supplies. Mr. Ferrero, a Director of the Company and a member of the Compensation Committee, is the Chairman of the Board and Chief Executive Officer of Anacomp, Inc.

     Conseco believes that all of the foregoing agreements and transactions are on terms at least as favorable to Conseco as would have been available from nonaffiliated persons. The Company's policy is that all material contracts between the Company and any of its officers, directors or principal shareholders, or their affiliates, are approved by a majority of the independent and disinterested directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In February 1994, as part of its ongoing stock repurchase program, the Company purchased from the marital estate of Mr. Hilbert and his ex-wife 683,545 shares of Common Stock for a purchase price of $40,500,000, or $59.25 per share. The price paid equalled the closing price for the common stock on the date of purchase as reported on the NYSE. The Compensation Committee authorized the purchase to permit the liquidation of a portion of the stock holdings of the marital estate, as part of the settlement of the Hilberts' divorce proceeding, without adversely affecting the market for the Common Stock.

     In January 1994, the Named Officers and three of the Company's current independent directors (Messrs. Browning, Ferrero and Murray) made personal commitments to invest in Partnership II. Organization of Partnership II was completed in February 1994 with total capital commitments of $623.8 million from investors. The Company itself and its corporate affiliates, at that time, committed a total of $200 million to Partnership II. The Company believes that the personal commitments from the Named Officers and Directors were instrumental in helping to market Partnership II to institutional investors. The Named Officers and Directors subscribed for Partnership II commitments in the following amounts: Mr. Hilbert, $15 million; Mr. Murray, $5.3 million (includes amounts of which Mr. Murray disclaims beneficial ownership); Mr. Dick, $4 million; Mr. Gongaware, $4 million; Mr. Inlow, $4 million; Mr. Browning, $2 million; Ms. Cuneo, $2 million; and Mr. Ferrero, $1 million. Pursuant to these commitments and in connection with the acquisition of Statesman by Partnership II on September 29, 1994, the Named Officers and Directors made capital contributions in the following approximate amounts: Mr. Hilbert, $1.1 million; Mr. Murray, $.4 million

(including amounts of which Mr. Murray disclaims beneficial ownership); Mr. Dick, $.3 million; Mr. Gongaware, $.3 million; Mr. Inlow, $.3 million; Mr. Browning, $.2 million; Ms. Cuneo, $.2 million; and Mr. Ferrero, $.1 million. As part of the financing for the Statesman acquisition, Messrs. Browning and Ferrero and a charitable foundation of which Mr. Dick is a trustee purchased for $183,000, $91,000 and $500,000, respectively, (i) 183, 91 and 500 shares, respectively, of Statesman's payment-in-kind preferred stock ($1,000 liquidation preference per share) and (ii) 14,511, 7,216 and 39,646 shares, respectively, of common stock of Statesman.

     Effective January 19, 1994, the Company's wholly owned subsidiary, CNC Real Estate, Inc. ("CNC"), purchased from Mr. Hilbert a residential condominium unit located in New York City for a purchase price of $6,000,000. CNC also paid real estate transfer taxes of approximately $110,000 and other costs customarily payable by the seller in connection with such a transaction. Mr. Hilbert had purchased such unit in November 1993 for the same price from an unaffiliated seller. The Company previously intended to use the condominium unit for corporate receptions, business entertainment and overnight accommodations for senior executives of the Company in connection with business purposes related to its New York office, but the Company now intends to sell the condominium unit.

     In February 1988, as a reward for extraordinary efforts in accomplishing the acquisition of Western National Life Insurance Company in 1987, in recognition of enhanced responsibilities as a result of such acquisition, and in consideration of his agreeing to enter into a covenant not to compete with the Company, the Company made a $1,900,000 interest-free loan to Mr. Hilbert. The loan is evidenced by a secured promissory note which does not bear interest prior to maturity and is payable in one installment due two years after termination of Mr. Hilbert's employment agreement with the Company. The note includes a covenant not to compete which continues in effect until maturity or until the note is paid in full, if earlier. The note is secured by the pledge of 100,000 shares of Common Stock held by Mr. Hilbert.

     In November 1993, the Company asked Ms. Cuneo, the Company's Executive Vice President of Corporate Development, to work primarily out of the Company's New York office, which required that she and her family relocate their residence from Indiana to the New York metropolitan area. In that connection, the Company purchased Ms. Cuneo's Indiana residence for $1,025,000, the same price paid by her a year earlier when she joined the Company and moved to Indiana. The Company subsequently resold the residence for net proceeds of approximately $850,000, after deduction of sales costs and expenses.

     See Compensation Committee Interlocks and Insider Participation in Compensation Decisions for a discussion of transactions involving Mr. Browning and purchases of services from Anacomp, Inc. of which Mr. Ferrero is the Chairman of the Board and Chief Executive Officer.

                         APPROVAL OF THE CONSECO, INC.
                AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

BACKGROUND

     The Board of Directors has adopted, and the shareholders are asked to approve, the Conseco, Inc. Amended and Restated Deferred Compensation Plan (the "Deferred Compensation Plan"). The purpose of the Deferred Compensation Plan is to provide incentives to increase the personal financial identification of key personnel with the long-term growth of the Company and the interest of the Company's shareholders through the ownership and performance of the Company's Common Stock, to enhance the Company's ability to retain key personnel and to attract outstanding prospective employees. The Deferred Compensation Plan gives eligible employees an opportunity to defer receipt, and therefore the recognition as income for federal income tax purposes under current law, of a portion of their annual compensation payable for their services as an employee by Conseco or a subsidiary designated by the Board of Directors of Conseco.

     The Omnibus Budget Reconciliation Act of 1993 ("OBRA") restricts the ability of public companies to deduct for tax purposes compensation in excess of $1,000,000 per year paid to its five most highly compensated officers, the shareholders are asked to approve the material terms of the Deferred Compensation Plan, in part, to satisfy the requirements of OBRA with respect to the deductibility of this compensation. The material terms consist of (i) the individuals eligible to participate in the Deferred Compensation Plan, (ii) the business criteria on which awards under the Deferred Compensation Plan are based, and (iii) the maximum amount of compensation permitted under the Deferred Compensation Plan. The shareholders' approval of the Deferred Compensation Plan includes approval of the performance formula under the Deferred Compensation Plan including the Class in which the executive officers are placed and the business criteria for the Company performance goals under the Deferred Compensation Plan. Such approval is requested in connection with the exemption from the OBRA deductibility limits.

     A copy of the Deferred Compensation Plan is attached as Exhibit A hereto, and the summary of the Deferred Compensation Plan below is qualified in its entirety by reference to such exhibit.

ADMINISTRATION AND AMENDMENT

     The Deferred Compensation Plan is administered by a committee of the Board of Directors (the "Committee"), (i) appointed by the Board; (ii) constituted so as to permit the Deferred Compensation Plan to comply with Rule 16b-3 of the SEC; and (iii) constituted solely of "outside directors," within the meaning of
Section 162(m) of the Code. The Committee determines all matters involving discretion. The Committee interprets and regulates the Deferred Compensation Plan as deemed desirable or necessary in connection with the operation of the Deferred Compensation Plan and to resolve questions of ambiguities of the various provisions of the Deferred Compensation Plan. The Board may amend the Deferred Compensation Plan if benefits accrued under the Deferred Compensation Plan prior to the amendment are not adversely affected. Conseco shall also have the right to terminate the Deferred Compensation Plan at any time and immediately distribute all benefits accrued in a single lump sum payment.

ELIGIBILITY AND ELECTION TO PARTICIPATE

     In order to be eligible to participate in the Deferred Compensation Plan, an employee must have received compensation of at least an amount determined annually by the Committee (which amount will be no less than $100,000) for the year prior to enrollment in the Deferred Compensation Plan or be designated eligible to participate by the Committee of the Deferred Compensation Plan. However, all persons eligible for stock unit awards under the Stock Plan (currently the CEO and the EVPs) will be excluded from participating in the Deferred Compensation Plan. An eligible employee may elect to participate in the Deferred Compensation Plan by delivering to the Company written notice of such election prior to the beginning of a fiscal year. The notice may specify an election to defer any whole percentage of the participant's compensation for the calendar year. The election must be made every year, is irrevocable and may not be changed during the year. For 1995, the Deferred Compensation Plan has approximately 60 participants.

SALARY DEFERRAL ACCOUNT

     The amount of compensation deferred will be credited to a Salary Deferral Account (as defined in the Deferred Compensation Plan) at the end of the month in which such amount otherwise would have become payable to the employee. For purposes of the Deferred Compensation Plan, compensation is defined as base salary plus cash bonuses. A participant's Salary Deferral Account will be credited monthly with interest at a rate of interest determined by the Committee for each year.

CONSECO CONTRIBUTIONS

     The Company contributions will be reflected in an Employer Contribution Account (as defined in the Deferred Compensation Plan) for each participant. The amount in such account shall be converted to stock units as of the last day of the calendar year for which the contributions are made by dividing such amount by the average price of one share of Common Stock for the calendar year. Such average price shall be determined by averaging the closing price of the Common Stock each day to obtain a monthly average price and averaging the monthly average prices to obtain an annual average price. The Deferred Compensation Plan provides for a maximum of 300,000 stock units each representing one share of Common Stock.

     Amounts will be credited to the Employer Contribution Account as of the end of the plan year based upon various percentages of compensation for that year. Each participant will receive a fixed contribution of the deferred compensation not to exceed 3% of each participant's compensation for the applicable year. The remainder of the contributions depend upon targets established by the Board and the class a participant has been placed in by the Committee.

     Each year the Committee will establish two targets, referred to as Target I and Target II in the Deferred Compensation Plan. Upon obtaining Target I, participants will be entitled to an additional match of up to the amount of compensation deferred equal to a percentage of their total compensation for the applicable year. Likewise, upon obtaining Target II, additional amounts will be contributed by Conseco. The percentage of the compensation to be contributed upon obtaining such targets depends upon whether a participant is in Class 1, 2 or 3. Class 1 participants will be entitled to an additional company contribution in an amount equal to their deferrals up to 5% of their total compensation for obtaining each of the targets. The percentages for the Class 2 and 3 participants are 2.5% and 3.75%, respectively. Additional contributions may be made at the sole discretion of the Company.

     Accordingly, each participant may be eligible for four levels of contributions by the Company: (i) the fixed contribution; (ii) the Target I contribution; (iii) the Target II contribution; and (iv) contributions at the sole discretion of the Company. The participants may receive up to the following percentage of their compensation (salary plus cash bonuses) assuming achievement of Target I and II, no discretionary contribution, and a participant's contributions are at least equal to the applicable performance match for his or her class: Class 1, 13%; Class 2, 10.5%; and Class 3, 8%. Nobody is currently in Class 1. Class 1 may include the CEO and EVPs in future years at the discretion of the Committee.

     The following table sets forth the estimated dollar amount of the Company's fixed contributions pursuant to the Deferred Compensation Plan for 1995 for the individuals and groups indicated assuming continuation of the current deferral amounts throughout 1995. The amounts shown in the table and the footnote to the table are not converted to stock units because the average market price of the Common Stock for 1995 can not currently be determined. However, the conversion could result in awards that are greater or smaller than the estimates shown below.

                               NEW PLAN BENEFITS
         CONSECO, INC. AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

                                                                        DOLLAR AMOUNT OF
                             NAME AND POSITION                        COMPANY CONTRIBUTION
        -----------------------------------------------------------   --------------------
        Stephen C. Hilbert, Chairman of the Board,
          Chief Executive Officer and President....................         $     --
        Ngaire E. Cuneo, Executive Vice President
          of Corporate Development.................................               --
        Rollin M. Dick, Executive Vice President
          and Chief Financial Officer..............................               --
        Donald F. Gongaware, Executive Vice President
          and Chief Operations Officer.............................               --
        Lawrence W. Inlow, Executive Vice President
          and General Counsel......................................               --
        All executive officers as a group..........................               --
        Non-executive Director group...............................               --
        Non-executive officer employees as a group.................          340,000*

- ---------------
* In addition to this estimated fixed contribution, the estimated amounts of the Company's contributions for achievement of Targets I and II are both approximately $350,000 assuming current deferrals are maintained throughout 1995.

DIVIDEND EQUIVALENCE

     The units allocated to each participant's Employer Contribution Account will not confer upon an employee any rights as a shareholder of Conseco (such as the right to vote and the right to receive dividends). However, on each dividend payment date, each participant will be credited in his or her Employer Contribution Account with an amount equivalent to the dividend per share for the applicable dividend payment times the number of units in the account. Such amounts will be converted to units based upon the value of a share of Common Stock on the date the cash dividend is paid.

VESTING

     The participant's Salary Deferral Account shall be vested 100% at all times. The employer contribution shall vest on the earlier of the following: (i) the participant's death; (ii) the participant's total and permanent disability;
(iii) the participant's retirement; or (iv) the fourth anniversary of the last day of the calendar year for which a contribution was made. The participant must be an employee of Conseco continuously from the date when the contribution was made until the date such contributions are fully vested. Retirement includes early retirement (termination of employment following attainment of age fifty-five and completion of five years of service) or normal retirement (termination of employment following attainment of age sixty (60)).

DISTRIBUTION

     The amount of a participant's Salary Deferral Account shall be distributed to the participant in cash as soon as administratively feasible following the earlier of the severance of a participant's employment with the employer for any reason, including retirement, disability or death ("separation from service") or the fourth anniversary of the last day of the plan year in which deferrals were made. However, a participant who is an employee may elect to defer such payment for additional four year deferral periods by making a deferral election prior to the expiration of each four-year deferral period. One-half of the employer contributions shall be eligible for distribution in Common Stock or in cash at the option of Conseco at the same time or deferred pursuant to an election for an additional four-year deferral. The remainder of a participant's vested employer contribution shall be distributed in Common Stock or in cash at the option of Conseco following the later of a separation of service or attainment of age 60.

     At the times and in the amounts specified above, a participant will receive a lump sum distribution unless the participant irrevocably elects equal annual installments over a period of up to 10 years for distributions of the participant's Salary Deferral Account following a separation from service. The same election may be made for the distribution of the employer's contributions that have vested. Such elections must be made prior to a separation from service or in the case of distributions of the employer's contribution prior to attaining age 59. Early retirement distributions will be paid in a lump sum distribution unless the participant makes an election for payments in installments over a period of not less than five years and not more than ten years. Additionally, if an early retiree obtains a position with a competing company or with a company in a competing industry prior to such participant's attaining age 60, the participant shall forfeit that portion of his employer contribution account which would not have been vested upon the separation from service but for early retirement. Early retirement means the participant's termination of employment following attaining age 55 but prior to age 60 and completion of five years of service with Conseco.

PARTICIPATION BY NAMED OFFICERS

     Named Officers of Conseco were not eligible to participate in the Deferred Compensation Plan for 1995 and such persons will be excluded from participation in future years if they are eligible for stock unit awards under the Stock Plan. Currently all of the Named Officers are eligible for stock unit awards under the Stock Plan. However, if any Named Officer in future years is a participant in the Deferred Compensation Plan, the tax deduction for benefits paid to that participant would be subject to Section 162(m). As noted above, under OBRA, the allowable federal income tax deduction for compensation paid or accrued with respect to the CEO and as many as four other officers of the Company will be limited to no more than $1,000,000 per year. However, Section 162(m) of the Code provides an exception to the deductibility limitation. The Deferred Compensation Plan is intended to comply with Section 162(m) of the Code, thereby preserving the Company's deduction for any compensation paid to its executive officers.
Section 162(m) provides that income received by the five most highly compensated officers of a publicly-traded company in excess of $1,000,000 will not be deductible by that company unless such income is derived from a performance-based plan within the meaning of Section 162(m).

     The stock units awarded under the Deferred Compensation Plan are intended to comply with the performance-based exception provided for in Section 162(m). The number of stock units awarded will be pursuant to an objective formula. Accordingly, upon shareholder approval, the Company will be entitled to a deduction for distributions of stock units under the Deferred Compensation Plan. Upon approval of the Deferred Compensation Plan, shareholders are also approving the potential classification of Named Officers in Class 1 under the Deferred Compensation Plan. Such a classification would make Named Officers eligible for a maximum employer contribution of 13% of their salary and cash compensation based upon a deferral of 5% of such compensation and the attainment of Targets I and II. The amount of compensation for each of the CEO and the EVPs is fixed at $250,000 per year plus a performance based bonus determined by the CEO Contract, in the case of the CEO, and, in the case of the EVPs, by each of their employment agreements and the Bonus Plan.

     Because the Committee retains the flexibility to choose Target I and Target II prior to the beginning of each performance cycle based upon operating results of the Company such as return on equity or sales, the Deferred Compensation Plan must be resubmitted for shareholder approval every five years pursuant to the regulations promulgated by the Internal Revenue Service under Section 162(m). Additionally, the targets established by the Committee for the Named Officers will specify that such targets preclude discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the targets.

FEDERAL TAX CONSEQUENCES

     Under current law, no income will be recognized by an employee at the time that cash or units are credited to his or her accounts. At the time of distributions, the employee generally will be required to include as taxable ordinary income an amount equal to the amount of cash received and the fair market value of any Common Stock received. Conseco will recognize a deduction equal to the amount of cash and the fair market value of any Common Stock distributed. Deferred amounts will be subject to FICA taxes at the time such amounts would have otherwise been earned.

     There can be no assurance that the current tax law in this area will remain the same or that the Internal Revenue Service will not take a position adverse to the Deferred Compensation Plan and the Participants.

     The Deferred Compensation Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE CONSECO, INC. AMENDED AND RESTATED DEFERRED COMPENSATION PLAN.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand served as the independent accountants to audit the financial statements of Conseco for 1994 and have been selected by the Board of Directors to serve as such for 1995. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.

                             SHAREHOLDER PROPOSALS

     Any proper proposal which a shareholder wishes to have included in the Board's proxy statement and form of proxy for the 1996 Annual Meeting must be received by Conseco by December 28, 1995.

                                 ANNUAL REPORT

     Conseco's Annual Report for 1994 is being mailed to the shareholders with this Proxy Statement, but is not part of the proxy solicitation material.

                                 OTHER MATTERS

     Management knows of no other matters which may be presented at the Annual Meeting. If any other matters should properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment on such matters.

                                        By Order of the Board of Directors

                                        [Signature]

                                        Lawrence W. Inlow, Secretary

April 26, 1995

                                                                       EXHIBIT A

         CONSECO, INC. AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
                        EFFECTIVE AS OF JANUARY 1, 1995

                                   ARTICLE I.

                        INTRODUCTION AND PURPOSE OF PLAN

     1.1 Establishment of the Plan. Conseco, Inc., an Indiana corporation (the "Company") hereby establishes a deferred compensation plan for certain of its eligible Employees known as the "CONSECO, INC. DEFERRED COMPENSATION PLAN" (the "Plan"), which Plan is effective for the Plan Year beginning January 1, 1995 and for each Plan Year thereafter until termination of the Plan.

     1.2 Purpose. The purpose of the Plan is to provide a Participant with a retirement income based on Employer contributions and Participant salary deferrals. The Plan is intended to provide unfunded, deferred compensation benefits to a select group of management or highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.

     1.3 Application of the Plan. The provisions of this Plan are applicable only for Participants who are in the active employ of an Employer on or after January 1, 1995.

                                  ARTICLE II.
                                  DEFINITIONS

     Whenever used in the Plan, the following terms shall have the meanings as set forth in this Article II.

     2.1 "Administrator" means a committee consisting of the Chief Financial Officer, Chief Operations Officer and General Counsel of the Company or such other directors or officers of the Company who may be appointed by the Committee.

     2.2 "Beneficiary" means the person, persons, or legal entity entitled to receive benefits under this Plan which become payable in the event of the Participant's death, as provided in Article VIII.

     2.3  "Board" means the Board of Directors of the Company.

     2.4 "Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

     2.5 "Committee" means a committee of the Board which shall be (i) appointed by the Board; (ii) constituted so as to permit the Plan to comply with Rule 16b-3; and (iii) constituted solely of "outside directors," within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder. No member of the Committee shall be eligible to be a Participant under the Plan or shall have been granted or awarded equity securities pursuant to any other plan of the Company or any of its affiliates in the preceding year from the date of any service on such committee unless Rule 16b-3 permits disinterested directors to participate in such plans. The Committee may exercise any and all authority of the Administrator provided for herein and take any and all action the Administrator is permitted to take hereunder.

     2.6  "Company Stock" means the shares of common stock of the Company.

     2.7 "Compensation" means the total amount of authorized base salary plus cash bonuses earned by an Employee for personal services rendered to an Employer for the calendar year.

     2.8 "Deferral" means the annual amount of Compensation that a Participant elects to defer pursuant to a properly executed Voluntary Salary Deferral Agreement.

     2.9 "Disability" means a Participant's total and permanent disability, as determined in accordance with the long term disability plan applicable to the Participant; provided, however, that in no event shall disability be deemed to have occurred if it results from a Participant's engagement in a criminal activity, habitual drunkenness, addiction to narcotics, or from an intentionally self-inflicted injury.

     2.10 "Early Retirement" means the Participant's termination of employment following attainment of age fifty-five (55) and completion of five (5) years of service with an Employer.

     2.11  "Employee" means any common law employee of an Employer.

     2.12 "Employer" means the Company and such Subsidiaries of the Company as are named as Employers by the Committee and have adopted the Plan.

     2.13 "Employer Contribution Account" means an account established for bookkeeping purposes only to reflect Employer Contributions for each Participant pursuant to Section 5.1 of this Plan. Employer Contributions for each Participant for each Plan Year shall be converted to Units as of the last day of such Plan Year by dividing the total amount of Employer Contributions for the calendar year by the average price of one share of Company Stock for the calendar year. Such average price shall be determined by averaging the closing price of one share of Company Stock each day to obtain a monthly average price, and averaging the monthly average prices to obtain an annual average price. Such Employer Contributions shall thereafter be accounted for solely in Units. In the event the Company declares cash dividends with respect to Company Stock, the Employer Contribution Account for each Participant shall be credited with additional Units equal to the number determined by dividing the dollar value of the cash dividend that would have been attributable to the number of Units in the Employer Contribution Account for such Participant had the Units in fact been Company Stock by the value of the Company Stock on the date the cash dividend was paid.

     2.14 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     2.15 "Normal Retirement" means the Participant's termination of employment following attainment of age sixty (60).

     2.16 "Participant" means an Employee or former Employee who has been enrolled in this Plan and who has an account under the Plan.

     2.17 "Plan" means the Conseco, Inc. Deferred Compensation Plan as set forth herein and as it may be amended from time to time.

     2.18  "Plan Year" means the period from January 1 through December 31.

     2.19  "Retirement" means Early Retirement or Normal Retirement.

     2.20 "Rule 16b-3" means Securities and Exchange Commission Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

     2.21 "Salary Deferral Account" means an account established for bookkeeping purposes only to reflect each Participant's Deferrals under this Plan. Each Participant's Salary Deferral Account will earn a rate of return each calendar year which is determined with reference to an index to be selected by the Committee prior to the beginning of that year. Such interest will be credited to each Participant's Salary Deferral Account monthly.

     2.22 "Subsidiary" means any entity that is more than fifty percent (50%) owned, directly or indirectly, by the Company.

     2.23 "Units" means an amount of deferred compensation having reference to Company Stock with one Unit referencing one share of Company Stock. The maximum number of Units that may be allocated to the Employer Contribution Account of all Participants under the Plan in the aggregate shall be 300,000 Units. Such maximum number shall be adjusted as appropriate to reflect any stock dividend, stock split, recapitalization, merger or other similar event affecting the Company.

     2.24 "Voluntary Salary Deferral Agreement" means the agreement between a Participant and an Employer to defer receipt by the Participant of Compensation not yet earned. Such agreement shall state the

Deferral amount to be withheld from a Participant's pay and shall become effective no earlier than the first day of the Plan Year following the execution of such agreement except as otherwise designated by the Administrator.

                                  ARTICLE III.

                           PARTICIPATION IN THE PLAN

     3.1 Eligibility. Each Employee who received Compensation in the prior Plan Year in excess of an amount determined prior to the beginning of each Plan Year by the Committee, in its complete discretion, (provided, however, that such amount shall not be less than $100,000) shall be eligible to participate in the Plan on the first day of the Plan Year. Notwithstanding the forgoing, any Employee designated by the Committee shall be eligible to participate in the Plan on such date as is designated by the Committee.

     3.2 Enrollment. An eligible person under Section 3.1 of the Plan may enroll in the Plan by completing an annual Voluntary Salary Deferral Agreement and submitting it to the Administrator. Except as specifically so designated by the Administrator, each annual Voluntary Salary Deferral Agreement must be submitted prior to the first day of the Plan Year to which it relates in order to be effective for that year, and shall be irrevocable for such Plan Year, once made.

     3.3 Duration of Participation. An Employee who becomes a Participant shall be eligible to continue to actively participate in the Plan and elect to make Deferrals until such person's termination of employment, or until the first day of any Plan Year following a Plan Year in which the Participant does not receive Compensation in excess of $100,000 (or such other figure as is determined by the Committee prior to the beginning of any Plan Year); provided, however, the Committee may continue eligibility to participate at its discretion.

                                  ARTICLE IV.

                            DEFERRAL OF COMPENSATION

     4.1 Deferrals. By completing a Voluntary Salary Deferral Agreement, an eligible Participant may defer any whole percentage of Compensation for the Plan Year. Amounts deferred shall be allocated to the Participant's Salary Deferral Account on the last day of each month.

     4.2 Modifications to Amount Deferred. A Participant may change Deferrals with respect to Compensation for the next Plan Year by submitting a new properly executed Voluntary Salary Deferral Agreement to the Administrator prior to the first day of that Plan Year.

                                   ARTICLE V.

                             EMPLOYER CONTRIBUTIONS

     5.1  Employer Contributions.

     (a) Fixed Contribution.

     The Employer shall make a matching contribution on behalf of each Participant for the Plan Year equal to one hundred percent (100%) of the Participant's Deferrals not in excess of three percent (3%) of the Participant's Compensation for that year.

     (b) Profit Sharing Contribution.

     Prior to the first day of each Plan Year, the Committee shall establish two performance goals (hereinafter sometimes referred to as Target I and Target II) for that year based on the Company's targeted operating results. Once established, the Committee, in its sole discretion, may revise such performance goals at any time to take into account occurrences other than those occurrences in the ordinary course of business for the year.

If a performance goal for a Plan Year is reached, the Employer shall make a matching contribution on behalf of each Participant for the Plan Year as follows:

          (1) For each such Class 1 Participant, a matching contribution equal to one hundred percent (100%) of the Participant's Deferrals not in excess of five percent (5%) of the Participant's Compensation for that year if Target I is reached and an additional matching contribution of one hundred percent (100%) of the Participant's Deferrals not in excess of five percent (5%) of the Participant's Compensation for that year if Target II is reached.

          (2) For each such Class 2 Participant, a matching contribution equal to one hundred percent (100%) of the Participant's Deferrals not in excess of three and three-fourths percent (3.75%) of the Participant's Compensation for that year if Target I is reached and an additional matching contribution of one hundred percent (100%) of the Participant's Deferrals not in excess of three and three-fourths percent (3.75%) of the Participant's Compensation for that year if Target II is reached.

          (3) For each such Class 3 Participant, a matching contribution of one hundred percent (100%) of the Participant's Deferrals not in excess of two and one-half percent (2.5%) of the Participant's Compensation for that year if Target I is reached and an additional matching contribution of one hundred percent (100%) of the Participant's Deferrals not in excess of two and one-half percent (2.5%) of the Participant's Compensation for that year if Target II is reached.

     Participants shall be assigned to Classes 1-3 by the Committee in its sole discretion prior to the beginning of each Plan Year, subject to modification at any time by the Committee in its sole discretion.

     (c) Discretionary Contributions.

     Notwithstanding anything herein to the contrary, the Employer shall make additional Employer Contributions in such amounts, if any, as the Committee shall determine in its sole discretion. Such additional Employer Contributions shall be allocated in such manner as the Committee shall determine.

     (d) Timing of Allocation of Contributions.

     Employer Contributions shall be allocated to each eligible Participant's Employer Contribution Account effective as of the last day of the Plan Year to which the contributions relate.

                                  ARTICLE VI.

                                    VESTING

     The value of each Employer Contribution made on behalf of a Participant pursuant to Section 5.1 shall vest on the earlier of the following: (i) the Participant's death, (ii) the Participant's Disability, (iii) the Participant's Retirement, or (iv) the fourth anniversary of the last day of the Plan Year for which that contribution was made, provided that the Participant has been an Employee of the Employer or an affiliate of the Employer continuously from the date when the contribution was made until that date. Each Participant's Salary Deferral Account shall be one hundred percent (100%) vested at all times.

                                  ARTICLE VII.

                            DISTRIBUTION OF BENEFITS

     7.1  Commencement of Payment.

     (a) Distribution of a Participant's Salary Deferral Account shall be made in cash beginning as soon as administratively feasible following the earlier of
(i) Separation from Service, or (ii) the fourth anniversary of the last day of the Plan Year in which the Deferrals were made unless the Participant elects an additional four (4)-year deferral in writing prior to that date and immediately preceding each subsequent four (4)-year anniversary of that date thereafter.

     (b) Distribution of one-half ( 1/2) of each Employer Contribution shall be made in Company Stock and cash in lieu of fractional shares (or all in cash if so determined by the Administrator in its complete discretion or in the event no exemption from registration has been obtained or no registration has been made of the Company Stock under applicable federal or any state securities laws) beginning as soon as administratively feasible following the earlier of (i) the later of the Participant's Separation from Service or attainment of age sixty
(60), or (ii) the fourth anniversary of the last day of the Plan Year for which the Employer Contribution was made unless the Participant elects an additional four (4)-year deferral in writing prior to that date and immediately preceding each subsequent four (4)-year anniversary of that date thereafter.

     (c) Distribution of the vested portion of a Participant's Employer Contribution Account not distributed pursuant to Section 7.1(b) shall be made in Company Stock and cash in lieu of fractional shares (or all in cash if so determined by the Administrator in its complete discretion or in the event no exemption from registration has been obtained or no registration has been made of the Company Stock under applicable federal or any state securities laws) beginning as soon as administratively feasible following the later of the Participant's Separation from Service or attainment of age sixty (60).

     (d) "Separation from Service" means the severance of a Participant's employment with the Employer for any reason, including Retirement, Disability or death. The non-vested portion of a Participant's Employer Contribution Account shall be forfeited upon a Participant's Separation from Service for reasons other than the Participant's Retirement, Disability or death.

     7.2  Manner of Distributions.

     (a) Distribution of a Participant's Salary Deferral Account from the Plan shall be made in a lump sum; provided, however, that if distribution is made as a result of a Participant's Separation from Service, the Participant may irrevocably elect equal annual installments over a period of up to ten (10) years in writing prior to the Participant's Separation from Service.

     (b) Distribution of the vested portion of a Participant's Employer Contribution Account shall be made in a lump sum at the times and in the amounts specified in Section 7.1; provided, however, that if distribution is made as a result of a Participant's Separation from Service, the Participant may irrevocably elect equal annual installments over a period of up to ten (10) years in writing prior to the Participant's Separation from Service or, for a Participant whose Separation from Service occurs for reasons other than Retirement or Disability, prior to the later of: (i) the Participant's Separation from Service, or (ii) the Participant's fifty-ninth (59th) birthday. However, notwithstanding anything herein to the contrary, distributions resulting from Early Retirement shall be made in a lump sum at age sixty (60) unless the Participant irrevocably elects equal annual installments over a period of not less than five (5) years nor more than ten (10) years in writing prior to the Participant's Early Retirement; provided, however, that if the Participant shall obtain a position with a competing company or with a company in a competing industry prior to the Participant's attainment of age sixty (60), the Participant shall forfeit that portion of his Employer Contribution Account which would not have been vested upon the Participant's Separation from Service but for the Participant's Early Retirement.

     7.3 Death Distributions. In the event a Participant dies prior to distribution of his or her benefit pursuant to Section 7.2, the Participant's Salary Deferral Account and the Participant's Employer Contribution Account shall be distributed to the Participant's Beneficiary in a lump sum as soon as administratively feasible following the Participant's death. Distribution of the Participant's Salary Deferral Account shall be made in cash while the vested portion of the Participant's Employer Contribution Account shall be distributed in Company Stock and cash in lieu of fractional shares (or all in cash if so determined by the Administrator in its complete discretion or in the event no exemption from registration has been obtained or no registration has been made of the Company Stock under applicable federal or any state securities laws) as soon as administratively feasible.

                                 ARTICLE VIII.
                            BENEFICIARY INFORMATION

     8.1 Designation. A Participant shall have the right to designate a Beneficiary and amend or revoke such designation at any time, in writing. Such designation, amendment or revocation shall be effective upon receipt by the Administrator. If no Beneficiary is designated as provided above, the person, persons or legal entity designated by the Participant to receive benefits under the ConsecoSave Plan shall be considered the designated Beneficiary.

     8.2 Failure to Designate a Beneficiary. If no designated Beneficiary survives the Participant and benefits are payable following the Participant's death, the Administrator shall direct that payment of benefits be made to the person or persons in the first of the following classes of successive preference Beneficiaries.

     The Participant's:

          (a) spouse,

          (b) children, per stirpes,

          (c) parents,

          (d) brothers and sisters,

          (e) estate.

                                  ARTICLE IX.
                     ADMINISTRATION AND GENERAL PROVISIONS.

     9.1 Administration. The Administrator shall be charged with the administration and interpretation of the Plan but may delegate the ministerial duties hereunder to such persons as it determines. The Administrator may adopt such rules as may be necessary or appropriate for the proper administration of the Plan. The decision of the Administrator in all matters involving the interpretation and application of the Plan shall be final and shall be given the maximum possible deference allowed by law.

     9.2 Funding of the Plan. Benefits under the Plan shall be paid out of the general assets of the Employer employing or that employed the Participant. Benefits payable under the Plan shall be reflected on the account records of the Employer but shall not be construed to create or require the creation of a trust, custodial, or escrow account. No Employee or Participant shall have any right, title, or interest whatever in or to any investment reserves, accounts, or funds that the Employer may purchase, establish, or accumulate to aid in providing benefits under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between the Employer and an Employee or any other person. Neither a Participant nor survivor or beneficiary of a Participant shall acquire any interest greater than that of an unsecured creditor of the Employer employing or that employed the Participant.

     9.3 Payment of Expenses. The expenses of administering the Plan shall be paid by the Employer employing or that employed the Participant.

     9.4 Indemnity for Liability. The Company shall indemnify members of the committee comprising the Administrator, and each other person acting at the direction of the Administrator, against any and all claims, losses, damages, expenses, including counsel fees, incurred by such persons and any liability, including any amounts paid in settlement with the Administrator's approval, arising from such person's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

     9.5 Incompetence. Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Administrator receives a written notice, in a form and manner acceptable to the Administrator, that such person is incompetent, and that a guardian, conservator, or other person legally vested with the care of such person's person or estate has been appointed; provided, however, that if the Administrator shall find that any person to whom a benefit is payable under the

Plan is unable to care for such person's affairs because of incompetency, any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid as provided in the ConsecoSave Plan. Any such payment so made shall be a complete discharge of liability therefor under the Plan.

     9.6 Nonalienation. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, or encumbrance of any kind, and shall not be subject to or reached by any legal or equitable process (including execution, garnishment, attachment, pledge, or bankruptcy) in satisfaction of any debt, liability, or obligation, prior to receipt. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void.

     9.7 Employer-Employee Relationship. The establishment of this Plan shall not be construed as conferring any legal or other rights upon any Employee or any person for a continuation of employment, nor shall it interfere with the rights of the Employer to discharge any Employee or otherwise act with relation to the Employee. The Employer may take any action (including discharge) with respect to any Employee or other person and may treat such person without regard to the effect which such action or treatment might have upon such person as a Participant of this Plan.

     9.8 Tax Liability. The Employer may withhold from any payment of benefits hereunder any taxes required to be withheld and such sum as the Employer may reasonably estimate to be necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to such payment except the Employer's portion of Federal Insurance Contributions Act ("FICA") taxes.

     9.9 Adjustment in Number of Units. In the event of any stock dividend of the Company Stock or any split-up or combination of shares of the Company Stock, appropriate adjustment shall be made by the Administrator in the number of Units standing to the credit of each Participant in the Employer Contribution Account.

     9.10 Section 16 Compliance. With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Administrator or the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     9.11 Section 162(m). It is intended that the Plan comply fully with and meet all the requirements of Section 162(m) of the Code so that Employer contributions and distributions of Company Stock and cash in lieu thereof shall constitute "performance-based" compensation within the meaning of such section. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to conform with Section 162(m); provided that no such construction or amendment shall have an adverse effect on the economic value to a Participant of any benefit previously accrued hereunder.

                                   ARTICLE X.
                           AMENDMENT AND TERMINATION

     10.1 Amendment and Termination. The Company reserves the right to change or discontinue this Plan by action of the Board in its discretion; provided, however, that in the case of any person to whom benefits under this Plan had accrued upon termination of employment prior to such Board action, or in the case of any Participant who would have been entitled to benefits under this Plan had the Participant's employment ceased prior to such change or discontinuance, the benefits such person had accrued under this Plan prior to such change or discontinuance shall not be adversely affected thereby (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of

Section 162(m) of the Code and applicable interpretive authority thereunder); and provided, further, that the Board may not, without approval of the shareholders of the Company, amend the Plan:

          (a) to increase the maximum number of shares which may be issued pursuant to the Plan;

          (b) to materially modify the requirements as to eligibility for participation in the Plan or materially increase the benefits accruing to Participants under the Plan; or

          (c) to decrease any authority granted to the Administrator hereunder in contravention of Rule 16b-3.

     Notwithstanding anything herein to the contrary, nothing contained herein shall restrict the Company's right to terminate the Plan and immediately distribute all benefits accrued hereunder in a single lump sum payment.

     IN WITNESS WHEREOF, the Company and the Employers have caused this Plan to be signed by their respective duly authorized officers effective as of January 1, 1995.

                                            CONSECO, INC.

                                            By:   /s/  STEPHEN C. HILBERT
                                                Stephen C. Hilbert,
                                                  Chairman of the Board,
                                                  President and Chief
                                                  Executive Officer

                                            BANKERS NATIONAL LIFE INSURANCE
                                            COMPANY

                                            By:   /s/  DONALD F.
                                                GONGAWARE
                                                Donald F. Gongaware,
                                                  President and Chief
                                                  Operating Officer

                                            CONSECO CAPITAL MANAGEMENT, INC.

                                            By:   /s/  MAXWELL E. BUBLITZ
                                                Maxwell E. Bublitz,
                                                  President and Chief
                                                  Executive Officer

                                            CONSECO RISK MANAGEMENT, INC.

                                            By:    /s/  DONALD M. COLLINS
                                                Donald M. Collins,
                                                  President

                                            CONSECO MORTGAGE CAPITAL, INC.

                                            By:    /s/  THOMAS A. MEYERS
                                                Thomas A. Meyers, Senior
                                                  Vice President

                                            MDS OF NEW JERSEY, INC.

                                            By:    /s/  ROBERT C. LEONARD
                                                Robert C. Leonard,
                                                  President and Chief
                                                  Executive Officer

                                            CBC INSURANCE AGENCY SERVICES, INC.

                                            By:    /s/  ROBERT C. LEONARD
                                                Robert C. Leonard,
                                                  President and Chief
                                                  Executive Officer

                                CONSECO, INC.
               11825 NORTH PENNSYLVANIA STREET, CARMEL, IN 46832

                PROXY FOR 1995 ANNUAL MEETING OF SHAREHOLDERS
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Each person signing this card on the reverse side hereby appoints as proxies Rollin M. Dick, Donald F. Gongaware and Lawrence W. Inlow, or any of them, with full power of substitution, to vote all shares of common stock which such person is entitled to vote at the Annual Meeting of Shareholders of Conseco, Inc., to be held at the Des Moines Marriott, 700 Grand Avenue, Des Moines, Iowa, at 10:00 a.m. local time on May 30, 1995, and any adjournment thereof.

The proxies are hereby authorized to vote as follows:

1. Election of Stephen C. Hilbert, Ngaire E. Cuneo and M. Phil Hathaway as Directors for three-year terms expiring in 1998.

    [ ]  FOR (except as shown on the line)   [ ]  WITHHOLD (as to all nominees)

    (To withhold authority to vote for any single nominee, write that nominee's name on this line):

_______________________________________________________________________________

2.  Approval of the Conseco, Inc. Amended and Restated Deferred Compensation
    Plan.

    [ ]  FOR                 [ ]  AGAINST                [ ]  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

                    (PLEASE DATE AND SIGN ON REVERSE SIDE)

THE SHARES REPRESENTED BY THIS PROXY, UNLESS OTHERWISE SPECIFIED, SHALL BE VOTED FOR ITEMS 1 AND 2.


                                        Please sign below exactly as your name
                                        appears on the label. When signing as
                                        attorney, corporate officer or
                                        fiduciary, please give full title as
                                        such. The undersigned hereby
                                        acknowledges receipt of the Notice of
                                        the Annual Meeting and Proxy
                                        Statement dated April 26, 1995.

                                        Date __________________________, 1995

                                        Signature(s) ________________________

                                        _____________________________________


              PLEASE DATE, SIGN, AND RETURN THIS PROXY PROMPTLY.